Exhibit 99.1

February 17, 2005

CHANNELL ANNOUNCES 2004 FOURTH QUARTER

AND FULL YEAR RESULTS

•	Company Generates 63% Year-Over-Year Increase in Fourth Quarter Net Sales Due to Core Business Growth and Bushman Tanks Acquisition
•	Fourth Quarter Net Sales and EPS Exceed Guidance
•	Company Projects Strong 2005 Results Driven by Bushman Tanks and Telecommunications Sector On-going Fiber-to-the-Premises Roll-out

Temecula, Calif., February 17, 2005 – Channell Commercial Corporation. (Nasdaq: CHNL), a designer and manufacturer of telecommunications equipment supplied to operators of communications networks worldwide and water storage tanks distributed in markets throughout Australia, today announced financial results for the three and twelve months ended December 31, 2004.

Fourth Quarter Results

The Company reported fourth quarter 2004 net sales of $33.5 million, a 62.6% increase compared to net sales of $20.6 million for the fourth quarter 2003.  The Company also reported net income of $0.3 million for the fourth quarter 2004, or $0.04 per share, as compared to $(1.4) million, or $(0.15) per share, for the fourth quarter 2003.  The fourth quarter of 2003 results included special charges of $3.0 million or $(0.20) per share resulting from the closure of European manufacturing operations.  The increase in fourth quarter 2004 net sales was driven by higher net sales related to the acquisition of the Bushman Tanks business in August 2004 along with growth in the core telecommunications business.  Gross profit for the fourth quarter 2004 was $8.8 million, or 26.3% of net sales, as compared to $6.1 million, or 29.8% of net sales, for the same period last year.  The 43.8% increase in gross profit dollars is primarily due to the contribution of gross profit earned by Bushman Tanks and cost savings associated with the closure of European manufacturing operations effective June 30, 2004.  The quarter over quarter gross profit percentage decline was due to a shift in sales towards more lower-margin telecom products and higher plastic and steel raw material costs.  Total operating expenses for the fourth quarter 2004 were $8.2 million, or 24.5% of net sales, as compared to $7.9 million, or 38.4% of net sales, for the fourth quarter 2003.  Higher operating expenses in the fourth quarter of 2004 were a result of higher SG&A expenses related to the Bushman Tanks acquisition along with freight and sales commissions relating to the unforecasted increased net telecom sales in the quarter.

In the fourth quarter 2004, the Company recorded tax expense of $0.001 million, compared to income tax benefit of $(0.5) million in the fourth quarter 2003.  The effective tax rate, which was less than 1% in the fourth quarter this year, was lower than the statutory tax rate due to the closure of Channell’s European manufacturing operations.  This triggered an appraisal of the Company’s subsidiary in the United Kingdom and resulted in an ordinary worthless stock deduction under the Internal Revenue Code.

William H. Channell, Jr., Chief Executive Officer of Channell Commercial Corporation commented, “During the fourth quarter, the Company produced better-than-expected results at both the top and bottom line.  From a

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Financial Relations Board serves as financial relations counsel to this company, is acting on the company’s behalf in issuing this bulletin and receiving compensation therefor.

The information contained herein is furnished for information purposes only and is not to be construed as an offer to buy or sell securities.

net sales perspective, shipments to Verizon in support of their fiber-to-the-premises project significantly exceeded our forecast.  In addition, the Bushman Tanks business also enjoyed strong net sales growth in the fourth quarter.  Although Channell’s gross margins were impacted by higher plastic and metal raw material costs along with a shift in net sales favoring lower-margin products, these conditions are not permanent and our earnings per share of $0.04 exceeded our original projections.  We are optimistic that lower material variances and improved telecom equipment margins are attainable in 2005.”

Channell continued, “With five consecutive quarters of year-over-year net sales growth, Channell is well positioned as we attack the marketplace in 2005.  This strong operating momentum coupled with cost savings associated with the 2004 closure of our European manufacturing operations gives me confidence in our ability to generate significant earnings growth in 2005 and beyond.”

Full Year Results

For the twelve months ended December 31, 2004, net sales were $100.1 million, a 30.8% increase compared to net sales of $76.5 million for the comparable period in 2003.  The increase was due to the addition of Bushman Tanks and growth in both the core Americas and International segments.  Gross profit for the twelve months ended December 31, 2004 increased to $28.0 million (28.0% of net sales), as compared to $22.6 million (29.5% of net sales) for the comparable period in 2003.  The increase in gross profit dollars was primarily due to the addition of gross profit earned by Bushman Tanks.  The decline in gross profit margin is due primarily to increased raw material costs for plastic and steel in the Americas segment.  This was partially offset by higher gross profit margin in the international segment due to the acquisition of Bushman Tanks, which has a higher gross profit percentage than the other Channell businesses, and savings associated with the closure of the manufacturing facility in the United Kingdom.

The Company reported net income of $3.5 million for the twelve months ended December 31, 2004, or $0.38 per share, as compared to $(0.1) million, or $(0.01) per share, for the year-ago period. The primary reasons for the increase are the improvement in gross profit along with charges recorded in 2003 for restructuring and the impairment of fixed assets.  These were partially offset by higher selling, general and administrative expenses in 2004 associated with the acquisition of Bushman Tanks.  Net income in 2004 also benefited from a lower effective income tax rate primarily attributed to the ordinary worthless stock deduction described above.

Liquidity

As of December 31, 2004, the Company had total cash and cash equivalents of $5.5 million, with $8.8 million in total outstanding debt.  Compared to the fourth quarter last year, total cash and cash equivalents were lower by $4.1 million, with total outstanding debt higher by $4.9 million, primarily the result of financing the acquisition of the Bushman Tanks business.  Net cash provided by operating activities was $9.2 million for the twelve months ended December 31, 2004, an increase of $2.1 million from the same period last year.  The increase in net cash provided by operating activities is due to the addition of the Bushman Tanks business and an increase in accounts payable.  Days sales outstanding decreased to 37 days at December 31, 2004 from 44 days at December 31, 2003 while days inventory was 52 days at December 31, 2004, compared to 55 days inventory at December 31, 2003.  Days payables were 59 days at December 31, 2004, up from 32 days at December 31, 2003.  The increase in days payables was due to the inclusion of Bushman Tanks in the consolidated financial statements, the extension of vendor payment terms in the Americas segment, higher inventory purchases to meet sales demand and a higher percentage of product being purchased externally versus made in-house.

Capital expenditures were $1.2 million in the fourth quarter 2004 compared to $0.3 million in the same period last year.  The increase in capital expenditures is due to the move of production equipment for connectivity products to the United States from the United Kingdom along with increased capital expenditures in support of sales for telecom fiber-to-the-premises projects and other product expansion initiatives.

Tom Liguori, Chief Financial Officer said, “During the fourth quarter, the Company generated approximately $4.2 million in cash from operating activities, which resulted in a sequential increase in our cash balance of $1.4 million and also allowed the Company to reduce total outstanding debt by $1.5 million in the quarter.  Going forward, I believe the strength of Channell’s balance sheet along with the cash provided by operating activities gives the Company ample financial flexibility to meet its ongoing operating requirements.”

Business Outlook

For the first quarter of 2005, Channell expects consolidated net sales of $31 to $34 million and consolidated earnings per share of $0.03 to $0.05.  For the full-year 2005, consolidated net sales and earnings per share are expected to be $120 to $130 million and approximately $0.44 to $0.47, respectively.  A summary of Channell’s consolidated guidance is provided below:

Metric	First Quarter 2005	Full-Year 2005
Channell Consolidated
Net Sales	$31-$34M	$120-$130M
EPS	$0.03-$0.05	$0.44-$0.47
Gross Profit Margin	27%-30%	31%-33%
SG&A Expense	$7.5-$8.0M	$30-$33M
R&D Expense	~0.7M	~$3M
Tax Rate	~35%	~35%
Capital Expenditures	~$2M	~$5M

In January 2005, the Company announced the resignation of Tom Liguori as Channell’s CFO.  Mr. Liguori’s resignation will be effective February 18, 2005.  Channell’s current Corporate Controller, Scott Kiefer, has been named the Company’s interim CFO and Channell has initiated a search for a permanent replacement. In addition to his new role as Interim CFO, Mr. Kiefer will continue to serve as Channell’s Corporate Controller where he is responsible for the Company’s SEC reporting, cash flow forecasting, budgeting and financial reporting, as well as direct management of the accounting staff.  Since joining Channell in 2001, Mr. Kiefer has played an instrumental role at the Company and has provided financial and accounting support for the Company’s 2003 restructuring and 2004 acquisition of Bushman Tanks.  Mr. Kiefer has more than 20 years of financial, accounting and management experience.

Commenting on the appointment of Mr. Kiefer, Mr, Channell said, “Since joining Channell, Scott has been an important member of our management team and a key contributor to our financial strategies and reporting.  His strong accounting background coupled with an in-depth understanding of Channell’s operations and financial goals makes him ideally suited to manage the Company’s finance and accounting teams until we bring a permanent CFO on-board.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss fourth quarter 2005 financial results and Channell’s business outlook will be held today at 11:00 a.m. Eastern / 8:00 a.m. Pacific.  Interested participants and investors may access the teleconference call by dialing 800-257-1836 (domestic) or 303-205-0055 (international).  There will also be a live webcast of the call available on the Investors section of Channell’s web site at www.channellcomm.com. Webcast participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

Channell’s CEO William H. Channell, Jr., CFO Tom Liguori and interim CFO Scott Kiefer will be present to discuss Channell’s financial results, business highlights and outlook.  After the live webcast, a replay will remain available in the Investor Relations section of Channell’s web site.  A replay of the teleconference will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through February 24, 2005; the conference ID is 11024144.

About Channell

Channell Commercial Corporation is a designer and manufacturer of telecommunications equipment supplied to communications network operators worldwide and water storage tanks distributed in markets throughout Australia.  Major product lines include a complete line of thermoplastic and metal fabricated enclosures, advanced copper termination and connectorization products, fiber-optic cable management systems and polyethylene water storage tanks.  Channell’s headquarters and U.S. manufacturing facilities are in Temecula, California.  International operations include facilities in Toronto (Canada) and various locations throughout Australia.  Channell’s website is www.channellcomm.com.

Forward-Looking Statements

Forward-looking statements contained within this press release are subject to many uncertainties in the Company’s operations and business environments.  Examples of such uncertainties include customer demand, material costs, integration of acquired businesses and worldwide economic conditions among others. Such uncertainties are discussed further in the Company’s annual report/10K and S-1 filed with the Securities and Exchange Commission.

For Further Information:

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
Tom Liguori	Lasse Glassen	Amy Cozamanis
Chief Financial Officer	General Information	Analysts & Investors
(951) 719-2600	(310) 854-8313	(310) 854-8314
tliguori@channellcorp.com	lglassen@financialrelationsboard.com	acozamanis@financialrelationsboard.com

- Financial Tables to Follow -

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE INCOME

(UNAUDITED EXCEPT FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2003)

(amounts in thousands, except per share data)

	Twelve months ended December 31,		Three months ended December 31,
	2004	2003	2004	2003

Net sales	$100,134	$76,537	$33,496	$20,600
Cost of goods sold	72,151	53,960	24,681	14,469

Gross profit	27,983	22,577	8,815	6,131

Operating expenses
Selling	14,279	9,465	4,971	2,471
General and administrative	8,584	7,710	2,545	1,934
Research and development	2,336	1,902	694	709
Restructuring charges	(690)	1,565	(4)	1,565
Impairment of fixed assets	—	1,238	—	1,238
Impairment of goodwill	—	—	—	—
	24,509	21,880	8,206	7,917
Income (loss) from operations	3,474	697	609	(1,786)

Interest expense, net	489	571	169	133

Income (loss) before income taxes	2,985	126	440	(1,919)

Income taxes (benefit)	(678)	212	1	(518)

Net income (loss) before minority interest	3,663	(86)	439	(1,401)

Minority interest	167	0	92	0

Net income (loss)	$3,496	$(86)	$347	$(1,401)

Net income (loss) per share

Basic	$0.38	$(0.01)	$0.04	$(0.15)

Diluted	$0.38	$(0.01)	$0.04	$(0.15)

Weighted number of shares outstanding

Basic	9,203	9,126	9,316	9,127

Diluted	9,223	9,126	9,364	9,127

Net income (loss)	$3,496	$(86)	$347	$(1,401)

Other comprehensive income, net of tax Foreign currency translation adjustments	1,050	1,982	1,220	701

Comprehensive net income (loss)	$4,546	$1,896	$1,567	$(700)

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED BALANCE SHEETS

(amounts in thousands)

	December 31, 2004	December 31, 2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,453	$9,527
Accounts receivable, net	13,936	10,051
Inventories	14,164	8,855
Deferred income taxes	812	876
Prepaid expenses and other current assets	859	996
Income taxes receivable	1,323	102

Total current assets	36,547	30,407

Property and equipment at cost, net	19,301	17,164
Deferred income taxes	5,599	5,277
Intangible assets, net of amortization	16,487	613
Other assets	964	504

	$78,898	$53,965

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$16,111	$5,103
Short term debt (including current maturities of long term debt)	4,332	952
Current maturities of capital lease obligations	36	57
Accrued restructuring liability	150	2,857
Accrued expenses	7,619	4,240

Total current liabilities	28,248	13,209

Long term debt, less current maturities	4,368	2,830
Deferred gain on sale leaseback transaction	453	513
Capital lease obligations, less current maturities	104	67
Commitments and contingencies	—	—
Minority Interest	2,824	—

Stockholders’ equity
Preferred stock	—	—
Common stock, par value $.01 per share, authorized — 19,000 shares; issued - 9,372 shares in 2003 and 9,608 in 2004; outstanding - 9,128 shares in 2003 and 9,364 in 2004	96	94
Additional paid-in capital	29,671	28,664
Treasury stock - 244 shares in 2003 and 2004	(1,871)	(1,871)
Retained earnings	13,966	10,470
Accumulated other comprehensive loss - Foreign currency translation	1,039	(11)

Total stockholders’ equity	42,901	37,346

Total liabilities and stockholders’ equity	$78,898	$53,965

CHANNELL COMMERCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

	Twelve months ended December 31,
	2004	2003
	(Unaudited)
Cash flows from operating activities:
Net earnings (loss)	$3,496	$(86)
Depreciation and amortization	4,752	6,232
Impairment of fixed assets	—	1,238
(Gain) loss on disposal of fixed assets	(22)	107
Amortization of deferred gain on sale leaseback	(60)	(60)
Deferred income taxes	222	(749)
Changes in assets and liabilities:
Accounts receivable	(1,237)	751
Inventories	(2,394)	(374)
Income tax receivable	(1,238)	61
Prepaid expenses	248	327
Other assets	(301)	(90)
Accounts payable	7,178	(1,046)
Accrued expenses	1,394	520
Restructuring liability	(2,810)	296

Net cash provided by operating activities	$9,228	$7,127

Cash flows from investing activities:
Acquisition of property and equipment	(3,281)	(1,203)
Proceeds from sale of property & equipment	23	2,357
Business acquisitions, net of cash acquired	(17,481)	—

Net cash (used in) provided by investing activities	(20,739)	1,154

Cash flows from financing activities:
Repayment of debt	(2,669)	(2,047)
Proceeds from issuance of long term debt	7,233	—
Principal borrowings of capital lease obligations	40	—
Repayment of obligations under capital lease	(30)	(624)
Proceeds from minority investor	2,681	—
Proceeds from issuance of stock	714	—
Exercise of stock options	295	9

Net cash (used in) provided by financing activities	8,264	(2,662)

Effect of exchange rates on cash	(827)	746

Increase (decrease) in cash and cash equivalents	(4,074)	6,365

Cash and cash equivalents, beginning of period	9,527	3,162

Cash and cash equivalents, end of period	$5,453	$9,527

Cash paid during the period for:
Interest	$364	$292

Income taxes	$809	$749

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